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                                                                  Exhibit (b)(1)


[FIRSTAR LETTERHEAD]

                                                November 15, 1994

Mr. Denis J. Loverine
Treasurer
Snap-On Incorporated
2801 - 80th Street
Kenosha, Wisconsin  53141-1410

Dear Denis:

        We are pleased to establish a Ten Million Dollar ($10,000,000) line of credit for your current use.

        This letter will serve to confirm our understanding regarding the line of credit.

        1. All loans made by us to you under the line of credit will be evidenced by a single promissory note of Snap-On Incorporated, payable on demand, dated as of the date hereof, in the form of Exhibit A attached hereto and made a part hereof, in the form of Exhibit A attached hereto and made a part hereof, executed by you and delivered to us prior to our making any advances under the line of credit.

        2. Prior to our making any advances to you under the line of credit, you will deliver to us such evidence of your authority to enter into the transactions contemplated hereby as will be satisfactory to us.

        3. You shall provide us with quarterly management prepared consolidated financial statements within 45 days of the end of each quarter and annual audited consolidated financial statements prepared by an accounting firm mutually acceptable to you and us within 120 days of the end of each fiscal year.

        4. Subject to the terms hereof, we will make loans to you under the line of credit by depositing in your account number 111516-704 the amount of the advance requested by you on your oral, written, telephonic or wire request. You may likewise make payments on account of principal or interest on your borrowings under the line of credit by oral, written, telephonic or wire instruction to us to charge your account identified above. We will advise you of charges to your account within thirty (30) days after they are made.

        5. Either party may terminate this agreement at any time.

        6. This line of credit replaces and cancels your previous line of credit with us in the amount of $20,000,000.


Denis J. Loverine
November 15, 1994
Page 2

        If the foregoing is acceptable, please sign a copy of this letter enclosed for that purpose and return it to us within seven days of the date hereof.

                        Very truly yours,

                        FIRSTAR BANK MILWAUKEE, N.A.

                        By: /s/ F.R. Dengel
                            ---------------------------------
                            F.R. Dengel
                            Vice President




ACCEPTED:

SNAP-ON INCORPORATED

By:  /s/ Denis J. Loverine
   -----------------------------------
Title:  Treasurer
       -------------------------------








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                                  EXHIBIT A


                         FORM OF LINE OF CREDIT NOTE

$[________________]                                              [_____________]


         FOR VALUE RECEIVED, the undersigned SNAP-ON INCORPORATED ("Borrower") promises to pay to the order of FIRSTAR BANK MILWAUKEE, N.A. ("Bank"), at any of its offices in Milwaukee, Wisconsin, _______ Dollars, or such lesser amount as may be outstanding hereunder from time to time, ON DEMAND. Unless otherwise agreed between the Borrower and the Bank, advances outstanding hereunder shall bear interest at a rate equal to the Bank's announced prime rate in effect from time to time, with the rate hereon changing as and when such prime rate changes ("Variable Rate Advances"). Interest on Variable Rate Advances shall be payable monthly beginning ______ and continuing on the first day of each month thereafter until demand by the Bank, when all principal and interest shall be due and payable. Variable Rate Advances may be repaid at any time, without premium.

         At the election of the Borrower, advances hereunder in the minimum
principal amount of $    shall bear interest at such fixed rate and for such
term as may be quoted by the Bank and agreed to by the Borrower ("Fixed Rate Advances"). Interest on any Fixed Rate Advance shall be payable on the last day of the quoted term applicable to such Fixed Rate Advance (or on such other dates as may be agreed to by the Borrower and the Bank) and on demand, when all principal and interest shall be due and payable. Upon the expiration of the term of any Fixed Rate Advance, the principal amount thereof shall become a Variable Rate Advance unless a new Fixed Rate Advance is agreed to by the Borrower and the Bank. In the event the Borrower repays a Fixed Rate Advance prior to the end of the quoted term applicable to such Fixed Rate Advance, the borrower shall reimburse the Bank for all expenses or fees incurred by the Bank as a result of such prepayment.

         Interest on Variable Rate Advances and Fixed Rate Advances will be computed for the actual number of days principal is unpaid, using a daily factor obtained by dividing the stated interest rate by 360. Principal and interest not paid when due shall bear interest from and after the due date until paid at a rate of 2% per annum above the bank's announced prime rate in an effect from time to time.

         The Bank is authorized to charge payments due hereunder against any account of the Borrower with the Bank.

         The unpaid principal balance of this Note, together with all interest accrued hereon, shall become immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby waived, if any of the following events shall occur: The Borrower shall: (a) become insolvent; or (b) be unable, or admit in writing its inability to pay its debts as they mature; or (c) make a general assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its property; or
(d) become the subject of an "Order for Relief" as said term is defined under the United States Bankruptcy Code; or (e) file an answer to a creditor's petition (admitting the material allegations thereof) for reorganization or to effect a plan or other



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arrangement with creditors; or (f) apply to a court for the appointment of a receiver for any of its assets; or (g) have a receiver appointed for any of its assets (with or without the consent of the Borrower) and such receiver shall not be discharged within 60 days after his appointment; or (h) otherwise become the subject of an insolvency proceeding or an out-of-court settlement with its creditors.

         Borrower grants the holder a security interest and lien in any credit balance or other money now or hereafter owed any Borrower by holder, and, in addition, agrees that holder may, at any time after an occurrence of an event of default, without notice or demand, set off against any such credit balance or other money any amount unpaid under this Note.

         Borrower represents and warrants that it is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, the execution, delivery and performance under this Note are within Borrower's corporate powers, have been duly authorized by all necessary corporate action, and are not in contravention of the terms of Borrower's articles of incorporation, by-laws, or any resolution of its board of directors. Borrower warrants and represents that the execution, delivery and performance under this Note are not in contravention of law and do not conflict with any indenture, agreement or undertaking to which Borrower is a party or is otherwise bound.

         All Borrowers, indorsers, sureties and guarantors agree to pay all costs of collection, including reasonable attorneys' fees and legal expenses, and waive presentment, protest, demand, and notice of dishonor.

         This Note shall be governed by the internal laws of the State of Wisconsin, except to the extent superseded by Federal law.

         This Note is issued under a Line of Credit Letter Agreement dated the date hereof, to which reference is made for a statement of the terms and conditions under which loans evidenced hereby were or may be made.

                                   SNAP-ON INCORPORATED
                                             EXHIBIT A
                                   By: ________________________
                                   Title_______________________

                                             EXHIBIT A
                                   By: ________________________
                                   Title_______________________